Exhibit 99.3

Horizon Pharma Announces Robert J. De Vaere to Retire and Names Paul W. Hoelscher Chief Financial Officer

Mr. De Vaere to remain with Company through September 30, 2014 to ensure smooth transition

DEERFIELD, IL – June 18, 2014 – Horizon Pharma, Inc. (NASDAQ: HZNP) today announced that Robert J. De Vaere, its current Chief Financial Officer, will retire on September 30, 2014. The Company has also named Paul W. Hoelscher as Executive Vice President, Finance, effective June 23, 2014 and its Chief Financial Officer, effective October 1, 2014. At the time of his retirement, Mr. De Vaere will enter into a one-year consulting agreement with the Company to support the ongoing integration of Vidara following the closing of the acquisition and to provide general business support and guidance as the company seeks to continue its recent growth, both organically and through acquisition.

“Bob has served as our CFO for almost six years as we grew from a single product private company to a multi-product, profitable company with a market cap of over one billion. His guidance, leadership and expertise have been instrumental to Horizon’s success,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “Bob is also a good friend I always knew I could count on. Though it is personally sad to see Bob go, I am pleased he is taking time for himself and his family. I am equally excited to have Paul join us and for him to become our new CFO as we embark upon a period of continued acceleration in our base business and our acquisition strategy.”

“It’s been a terrific time the last six years working with Tim and all the great employees of Horizon, building this business from a start-up conducting clinical trials on its lead product to one with revenues that will be approaching $300 million a year when the Vidara deal closes,” said Mr. De Vaere. “The Company is in great hands with Tim, Paul and the rest of the leadership team and I look forward to seeing it continue to develop and grow.”

Mr. Hoelscher joins Horizon from OfficeMax, Inc. where he was most recently Senior Vice President, Finance and was co-lead in integration planning activities related to its recent merger with Office Depot. Prior to that, Mr. Hoelscher spent almost nineteen years at Alberto Culver/Unilever in various senior financial roles progressing to Vice President, Finance. Mr. Hoelscher also spent seven years in public accounting with KPMG LLP and is a Certified Public Accountant. During his time at Alberto Culver/Unilever and OfficeMax, Mr. Hoelscher had broad responsibility for corporate accounting and reporting functions, financial planning and analysis, treasury, corporate development and investor relations, including significant international operations and mergers and acquisitions.

“I am excited to join Horizon at such an important time in its growth, and look forward to partnering with the executive leadership team to execute on its strategy,” said Mr. Hoelscher. “I am also looking forward to working with the existing finance organization and leading the global expansion of the organization as we become an Irish company.”

About Horizon Pharma

Horizon Pharma, Inc. is a commercial stage, specialty pharmaceutical company that markets DUEXIS®, VIMOVO® and RAYOS®/LODOTRA®, which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire or in-license additional innovative medicines where it can execute a targeted commercial approach among specific target physicians such as primary care physicians, orthopedic surgeons, and rheumatologists, while taking advantage of its commercial strengths and the infrastructure the Company has put in place. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected transition plan and consulting arrangement with Mr. De Vaere and the size of Horizon’s revenues following its planned acquisition of Vidara. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, and whether commercial results regarding Horizon’s products for any historic periods are indicative of future results. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Contact

Robert F. Carey

Executive Vice President, Chief Business Officer

Investor-relations@horizonpharma.com